THIS INSTRUMENT AND THE OBLIGATIONS AND RIGHTS OF THE PARTIES HERETO ARE SUBJECT TO AND LIMITED BY THE TERMS OF A SUBORDINATION AGREEMENT FOR THE BENEFIT OF UNIBANK FOR SAVINGS, ITS SUCCESSORS AND ASSIGNS.
FORM OF SUBORDINATED PROMISSORY NOTE
US $_______                                    December 19, 2013
Subject to the terms and conditions of this Subordinated Promissory Note (this “Note”), for value received, the undersigned Arrhythmia Research Technology, Inc., a Delaware corporation (the “Company”) with an address of 25 Sawyer Passway, Fitchburg, MA 01420, hereby promises to pay to ____________________, an individual residing at ______________________________________ (the “Holder”), the principal amount of _______________ Dollars ($_______), with interest thereon, as provided herein.
This Note is one of a series of Subordinated Notes issued by the Company pursuant to a private placement conducted in accordance with Regulation D under the Securities Act of 1933, as amended, all of like tenor, issued as of the date hereof (the “Original Issue Date” and, in the case of any Note issued after the Original Issue Date, the “Issue Date”) except as to the principal amount and holder thereof. The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:
1.    Principal Repayment. The outstanding principal amount of this Note shall be due and payable on the Maturity Date (as hereinafter defined), unless this Note has been prepaid in accordance with the terms set forth below.
2.    Interest. Interest shall accrue on the unpaid principal of this Note at a simple annual interest rate equal to ten percent (10%) per annum from the date hereof until the second anniversary of the Original Issue Date and, following the second anniversary shall bear interest at a simple annual interest rate of twelve percent (12%) per annum and until the interest and principal hereunder shall have been repaid in full. Interest only shall be payable in cash on a quarterly basis on or before the fifth business day following the end of each calendar quarter (or portion thereof) hereafter (the “Quarterly Payment Date”) unless the Company shall have, prior to the Quarterly Payment Date, received written notice from the Senior Lender (as defined below) deferring such quarterly interest payment (the “Deferral Notice”). In the event the Company receives a Deferral Notice it shall provide a copy thereof to the Holder and such quarterly interest payment (and any subsequent quarterly interest payment which may occur) shall be deferred, and no default hereunder shall be deemed to occur hereunder, until the Company’s receipt from the Senior Lender of a notice releasing such quarterly interest payment (and, if applicable, any subsequent quarterly interest payment also released) (the “Release Notice”). Upon the Company’s receipt of a Release Notice, the Company shall pay to the Holder the quarterly interest payment(s) so released on or before the fifth business day thereafter. All computations of interest hereunder shall be made on the basis of a year of 365 days based on the actual number of days elapsed (including the first day but excluding the last day) and only on the principal amount hereof or of any such portion which is outstanding. Should the rate of interest as calculated under this Note exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest allowed by applicable law.
3.    Maturity Date. The principal amount of this Note, together with all interest accrued thereon, shall be due and payable by 5:00 p.m. Eastern Standard Time on December 19, 2016 (the “Maturity Date”).
4.    Prepayment. The Company shall have the right, at any time following the first anniversary of the Original Issue Date (or Issue Date, as applicable), subject to the prior consent of the Senior Lender (as defined below), to prepay, without penalty or premium, the principal amount of this Note, in whole or in part, together with interest on the portion of the principal so prepaid accrued to the date of prepayment; provided, however, that any such prepayment shall occur with respect to all outstanding Notes pari passu.
5.    Subordination. By acceptance of this Note, the Holder, for itself and its successors and permitted assigns, acknowledges and agrees for the benefit of the Company and its senior lender, UniBank for Savings (together with its successors and assigns, the “Senior Lender”) that, notwithstanding any provision of this Note to the contrary, the payment of any interest, principal or any other amounts under this Note, and the performance by the Company of its obligations hereunder, is and shall be expressly subordinated and junior in right of payment to the prior indefeasible payment in full of all Senior Indebtedness (as hereinafter defined), whether now existing or hereafter arising, and is hereby subordinated as a claim against the Company or any of the assets of the Company, whether such claim be in the event of any distribution of the assets of the Company, upon any reorganization or composition or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Company or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshaling of its assets or liabilities or any general failure of the Company to pay its debts as they become due. All rights of the Holder hereunder are expressly subject to the rights of the Senior Lender as more specifically set forth in that certain Subordination Agreement of event date herewith entered into by the Holder, the terms of which are incorporated herein by reference.
As used herein, the term “Senior Indebtedness” shall mean all amounts owed by the Company to the Senior Lender under, and all obligations of the Company pursuant to, the obligations arising under that certain Loan Agreement between the Company and the Senior Lender dated March 29, 2013.
6.    Payment. All payments with respect to this Note shall be made in lawful money of the United States of America at the address of the Holder set forth hereinabove or such other place as the Holder hereof may reasonably designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.
7.    No Security. This Note is unsecured.
8.    Defaults and Remedies. The entire unpaid principal of this Note shall become and be immediately due and payable upon written demand by the Holder, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (each, an “Event of Default”) shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:
(a) a receiver, trustee, custodian or similar officer is appointed for the Company, or for any substantial part of its property and such appointment or proceedings remain unstayed or undismissed for a period of 90 days,
(b) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction is instituted (by petition, application or otherwise) against the Company and such appointment or proceedings remain unstayed or undismissed for a period of 90 days,
(c) the Company admits in writing its inability to pay its debts when due,
(d) the Company makes an assignment for the benefit of creditors,
(e) the Company applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for the Company or for any substantial part of its property,
(f) the Company institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against the Company,
(g) any Indebtedness of the Company in excess of $1,000,000 is accelerated prior to its scheduled maturity date,
(h) the Company fails (other than by reason of Senior Lender’s refusal to consent or issue a Release Notice) to make any principal or interest payment under this Subordinated Note when due and, other than at scheduled maturity, such breach remains uncured for ten (10) days following written notice from any holder of Subordinated Notes, or
(i) The Company has a default declared by the Senior Lender pursuant to the Senior Indebtedness.
9.    Mutilated, Destroyed, Lost or Stolen Note. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitute for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (a) evidence to its satisfaction of the destruction, loss or theft of such Note, and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.
10.    Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding up, and inure to the benefit of, their permitted successors, assigns, heirs, administrators and transferees. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company. Payment under this Note shall be made only to the registered holder of this Note.
11.    Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.
12.    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder) or otherwise delivered by hand, messenger or courier service addressed:
(i)if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; or
(i)    if to the Company, to the attention of the President and Chief Executive Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other current address as the Company shall have furnished to the Holder.
Each such notice or other communication shall, for all purposes of this Note, be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent by mail, at the earlier of its receipt or five days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
13.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflicts of laws.
14.    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.
IN WITNESS WHEREOF, the Company has caused this Note to be issued in favor of Holder as of the date first above written.
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
By: _________________________________
Salvatore Emma, Jr., President and                                     Chief Executive Officer

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